Exhibit 99.1
NEWS RELEASE for August 13, 2009 AT 4:10 PM ET
Contact: William R. Abbott,
Senior Vice President and Chief Financial Officer
949-420-1800
CARDIOGENESIS REPORTS SECOND QUARTER 2009 RESULTS
IRVINE, CA, August 13, 2009
     Cardiogenesis Corporation (Pink Sheets: CGCP), a leading developer of surgical products used in the treatment of patients suffering from severe angina, today reported financial results for its second quarter ended June 30, 2009.
     Net revenues in the second quarter of 2009 totaled $2,236,000, a 46% decrease from the prior year second quarter net revenues of $4,119,000. The decrease in net revenue for the three months ended June 30, 2009 results primarily from the absence of laser sales in the current year quarter.
     Net revenues in the first six months of 2009 totaled $5,088,000, a decrease of approximately 28% from net revenues of $7,101,000 in the first six months of 2008. The year to date decrease as compared with the prior year period is primarily attributable to a $1,459,000, or 66%, decrease in laser sales and a $635,000, or 15%, decrease in disposable handpiece revenue.
     Paul McCormick, Executive Chairman, noted, “Although we face a very challenging capital equipment environment, we are pleased to note that total domestic handpiece revenue was up sequentially, which we believe to be an early response to our marketing strategy to focus on building the revenue stream from its consumables by re-engaging the cardiology community. We plan on providing more detail on our growth strategies on today’s conference call.”
     The Company reported a second quarter 2009 operating loss of $562,000 as compared with an operating income of $582,000 in the prior year quarter. The net loss for the quarter was $590,000 or $0.01 per basic and diluted share, as compared with net income of $602,000, or $0.01 per basic and diluted share in the 2008 second quarter.
     For the first six months of 2009, Cardiogenesis reported an operating loss of $859,000 as compared with operating income of $545,000 for the same period in the prior year. The net loss for the first six months of 2009 was $904,000, or $0.02 per basic and diluted share, compared with net income of $566,000, or $0.01 per basic and diluted share, for the first six months of 2008.
     The gross margin percentage was 83% of net revenues for the quarter ended June 30, 2009 as compared with 86% in the second quarter of 2008. Gross profit in absolute dollars decreased by $1,684,000 to $1,845,000 for the current year second quarter as compared with $3,529,000 for the 2008 second quarter.
     For the six months ended June 30, 2009, the gross margin percentage was 82% of net revenues as compared to 84% for the six months ended June 30, 2008. Gross profit in absolute dollars decreased by $1,825,000 to $4,161,000 for the six months ended June 30, 2009, as compared to $5,986,000 for the six months ended June 30, 2008. The decrease in the gross margin percentage and gross profit in dollars for the six month period is primarily attributed to a decrease in laser sales.

     Research and development expenses were $346,000 in the second quarter of 2009 as compared with $252,000 in the 2008 second quarter. Year to date, R&D expenses of $634,000 were $166,000 or 35% above the prior year period of $468,000. The dollar increase for the three and six months ended June 30, 2009 was primarily attributed to the recent submissions to the Food and Drug Administration related to the Premarket Approval Application for the PEARL 8.0 handpiece and the pre-Investigational Device Exemption to initiate a feasibility trial for the PHOENIX handpiece.
     Sales and marketing expenses of $1,272,000 in the quarter ended June 30, 2009 decreased $523,000, or 29%, compared with $1,795,000 for the quarter ended June 30, 2008. For the six months ended June 30, 2009, S&M expenditures totaled $2,741,000, a decrease of $581,000, or 17%, compared with $3,322,000 for the six months ended June 30, 2008. The decrease in sales and marketing expenditures for the three and six months ended June 30, 2009 was primarily due to a decrease in salary and other employee related expenses as a result of lower commissions and decreased travel expense.
     General and administrative expenses for the quarter ended June 30, 2009 totaled $789,000 as compared to $900,000 during the quarter ended June 30, 2008. This represents a decrease of $111,000, or 12%. For the six months ended June 30, 2009, G&A totaled $1,645,000 as compared to $1,651,000 for the six months ended June 30, 2008. This represents a reduction of $6,000, or less than 1%.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. Our market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
For more information on Cardiogenesis and its products, please visit our website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
Safe Harbor Statement
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues	$2,236	$4,119	$5,088	$7,101
Cost of revenues	391	590	927	1,115

Gross profit	1,845	3,529	4,161	5,986

Operating expenses:
Research and development	346	252	634	468
Sales and marketing	1,272	1,795	2,741	3,322
General and administrative	789	900	1,645	1,651

Total operating expenses	2,407	2,947	5,020	5,441

Operating income (loss)	(562)	582	(859)	545
Other income (expense):
Interest expense	(21)	(1)	(31)	(21)
Interest income	1	21	2	42

Total other income (expense), net	(20)	20	(29)	21

Income (loss) before income taxes	(582)	602	(888)	566
Provision for income taxes	8	—	16	—

Net income (loss)	(590)	602	(904)	566

Net earnings (loss) per share:
Basic	$(0.01)	$0.01	$(0.02)	$0.01

Diluted	$(0.01)	$0.01	$(0.02)	$0.01

Weighted average shares outstanding:
Basic	45,519	45,293	45,503	45,284

Diluted	45,519	45,306	45,503	45,313

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,709	$2,907
Accounts receivable, net of allowance for doubtful accounts of $7 and $20, respectively	991	1,330
Inventories	1,036	1,164
Investments in marketable securities	—	75
Prepaids and other current assets	289	395

Total current assets	5,025	5,871
Property and equipment, net	397	382
Other assets, net	18	18

Total assets	$5,440	$6,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$322	$200
Accrued liabilities	936	1,103
Deferred revenue	799	800
Current portion of capital lease obligations	9	6

Total current liabilities	2,066	2,109
Capital lease obligations, less current portion	19	13

Total liabilities	2,085	2,122

Commitments and Contingencies

Shareholders’ equity:
Preferred stock: no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock: no par value; 75,000 shares authorized; 45,549 and 45,487 shares issued and outstanding, respectively	174,109	173,999
Accumulated deficit	(170,754)	(169,850)

Total shareholders’ equity	3,355	4,149

Total liabilities and shareholders’ equity	$5,440	$6,271